Exhibit 4(xx)


MALLESONS STEPHEN JAQUES


Capacity Allocation Agreement

Dated 16 April 2005



Reach Global Networks Limited (RGNL)
Telstra Corporation Limited (Telstra)
PCCW Communications (Singapore) Pte Ltd (PCCW Singapore)
PCCW Limited (Guarantor)




Mallesons Stephen Jaques
Level 50
Bourke Place
600 Bourke Street
Melbourne   Vic   3000
Australia
T +61 3 9643 4000
F +61 3 9643 5999
DX 101 Melbourne
www.mallesons.com

Capacity Allocation Agreement
Contents


Details                                                                        1
General terms                                                                  3
--------------------------------------------------------------------------------
1    Allocation of Capacity and MIU Points to Telstra..........................3
2    Allocation of Capacity and MIU Points to PCCW Singapore...................4
3    Funding for Further Reach Capacity........................................6
4    Application of Capex Payments.............................................8
5    Failure by IRU Purchaser to fund and Reach Default........................9
6    Commencement and Effective Date..........................................13
7    Apportionment of benefit and O&M charges.................................13
8    Insurance................................................................14
9    Indefeasible Rights of Use...............................................14
10   MIU Points and Unactivated Capacity......................................15
11   Existing Reach Customers.................................................16
12   Capacity Trading Principles and Capacity Upgrades........................17
13   Capacity flexibility and reduction of Capacity...........................21
14   No amendments to capacity agreements.....................................22
15   Warranties, representations and indemnities..............................22
16   Regulatory and tax events................................................25
18   Change of Control of PCCW Singapore......................................26
19   Guarantee and Indemnity..................................................26
20   Confidentiality and privacy..............................................28
21   Announcements............................................................30
22   Legal Costs..............................................................30
23   Notices..................................................................30
24   Assignment...............................................................31
25   Miscellaneous............................................................31
26   Governing law, jurisdiction and service of process.......................33
27   Counterparts.............................................................34
28   Interpretation...........................................................34

Capacity Allocation Agreement
Details


Interpretation - definitions are at the end of the General terms
--------------------------------------------------------------------------------

Parties      RGNL, Telstra, PCCW Singapore and Guarantor
--------------------------------------------------------------------------------

RGNL         Name                  Reach Global Networks Limited

             Incorporated in       Bermuda

             Address               2 Church Street
                                   Hamilton, Bermuda

             Process Agent         Reach Europe Limited  50-52 Paul Street,
                                   London EC2A 4LB
--------------------------------------------------------------------------------

Telstra      Name                  Telstra Corporation Limited

             ABN                   33 051 775 556

             Incorporated in       Commonwealth of Australia

             Address               Level 41, 242 Exhibition Street
                                   Melbourne, Victoria 3000
                                   Australia

             Process Agent         Telstra Europe Limited
                                   Telstra House, 21 Tabernacle Street, London
                                   EC2A 4DE
--------------------------------------------------------------------------------

PCCW         Name                  PCCW Communications (Singapore) Pte Limited
Singapore

             Incorporated in       Singapore

             Address               Attention: Lim Beng Jin
                                   152 Beach Road
                                   #26-06 Gateway East
                                   Singapore 189721

             Fax                   +65 6230 8787

             Process Agent
                                   Simmlaw Services Limited
                                   Simmons and Simmons
                                   CityPoint

                                   1 Ropemaker Street
                                   London EC2Y 9SS
--------------------------------------------------------------------------------

Guarantor    Name                  PCCW Limited

             Incorporated in       Hong Kong Special Administrative Region,
                                   Peoples' Republic of China

             Address               39th Floor, PCCW Tower
                                   TaiKoo Place
                                   979 King's Road, Quarry Bay
                                   Hong Kong

             Process Agent

                                   Simmlaw Services Limited
                                   Simmons and Simmons
                                   CityPoint
                                   1 Ropemaker Street
                                   London EC2Y 9SS
--------------------------------------------------------------------------------

Recitals     A                     RGNL holds indefeasible rights to
                                   use capacity on certain
                                   international submarine cable
                                   systems.

             B RGNL has agreed to grant to the IRU Purchasers indefeasible rights to use certain of that capacity on each of those cable systems in the proportions set out in schedule 3, on arms length terms as set out in this agreement.

             C                     The Guarantor has agreed to
                                   guarantee certain of PCCW
                                   Singapore's obligations under this
                                   agreement.
--------------------------------------------------------------------------------

Governing                          England and Wales
law
--------------------------------------------------------------------------------

Date of                            See Signing page
agreement
--------------------------------------------------------------------------------

Capacity Allocation Agreement
General terms


--------------------------------------------------------------------------------

1    Allocation of Capacity and MIU Points to Telstra

1.1  Allocation to Telstra

     RGNL grants to Telstra:

     (a) an IRU in respect of the Capacity described by multiplying the units of capacity in column 2 of schedule 1 by the volumes in column 3 of schedule 1 on the cable systems described in column 1 of schedule 1;

     (b) an IRU in respect of the Capacity described by multiplying the units of capacity in column 2 of schedule 2 by the volume in column 3 on the cable systems described in column 1 of schedule 2; and

     (c)  the Telstra MIU Point Rights.

1.2  Consideration

     In consideration of the grants given in clause 1.1, Telstra agrees to pay the amount specified in clause 1.3 and assume the obligations to pay the amounts in accordance with clause 1.4.

1.3  Payment on Completion

     At the direction of RGNL, Telstra must pay US$157m to RGNL in the manner set out in clause 5 of the Reach Debt and Asset Restructure Deed.

1.4  Committed Capex

     For as long as a Default Notice has not been issued, following receipt by Telstra of a demand made in accordance with clause 1.5, Telstra must pay one half of the value of each applicable Capex Item of Committed Capex at least seven Business Days before the last day of the Prior Month to either:

     (a) RGNL, by transfer of immediately available funds to the separate account for funds which are contributed by Telstra and which has been established and notified to Telstra under clause 4.2; or

     (b) the third party to whom the Capex Item is payable by RGNL in accordance with schedule 4 provided that:

          (i)  both IRU Purchasers so agree; or

          (ii) PCCW Singapore has failed to make, or PCCW Singapore advises Telstra that it will not make, the corresponding Capex Payment in accordance with clause 2.4 and Telstra determines that it still wishes to make its corresponding Capex Payment under this clause 1.4.

          Telstra must reimburse RGNL in accordance with clause 6.2 in respect of payments of Committed Capex made by RGNL between the Commencement Date and the Effective Date.

1.5  Demands for payment

     (a) RGNL may not make a demand for a payment under clause 1.4 except in accordance with this clause 1.5.

     (b) Subject to paragraph (c), RGNL may only make a demand for payment under clause 1.4 in the Invoice Month for the applicable Capex Item, or such earlier date as may be agreed by the Parties.

     (c) If RGNL determines that funding for a Capex Item is not required by it until after the Due Month for that Capex Item then RGNL must advise Telstra of the new month that such funding will be required by it and that month will be the Due Month for that Capex Item.

     (d) RGNL must make the demand for the corresponding Capex Payment in respect of the applicable Capex Item from PCCW Singapore at the same time that it makes the demand for the Capex Payment for that Capex Item from Telstra under this clause.

--------------------------------------------------------------------------------
2    Allocation of Capacity and MIU Points to PCCW Singapore

2.1  Allocation to PCCW Singapore

     RGNL grants to PCCW Singapore:

     (a) an IRU in respect of the Capacity described by multiplying the units of capacity in column 2 of schedule 1 by the volumes in column 4 of schedule 1 on the cable systems described in column 1 of schedule 1;

     (b) an IRU in respect of the Capacity described by multiplying the volumes of capacity in column 2 of schedule 2 by the volumes described in column 4 of schedule 2 on the cable systems described in column 1 of schedule 2; and

     (c)  the PCCW MIU Point Rights.

2.2  Payment and assumption of obligations

     PCCW Singapore agrees to pay the amount specified in clause 2.3 and assume the obligations to pay the amounts in accordance with clause 2.4.


2.3  Payment on Completion

     At the direction of RGNL, PCCW Singapore must pay to RGNL US$157m by applying that sum in accordance with clause 5 of the Reach Debt and Asset Restructure Deed.

2.4  Committed Capex

     For as long as a Default Notice has not been issued, following receipt by PCCW Singapore of a demand made in accordance with clause 2.5, PCCW Singapore must pay one half of the value of each applicable Capex Item of Committed Capex at least seven Business Days before the last day of the Prior Month to either:

     (a) RGNL, by transfer of immediately available funds to the separate account for funds which are contributed by PCCW Singapore and which has been established and notified to PCCW Singapore under clause 4.2; or

     (b) the third party to whom the Capex Item is payable by RGNL as specified in schedule 4 provided that:

          (i)  both IRU Purchasers so agree; or

          (ii) Telstra has failed to make, or Telstra advises PCCW Singapore that it will not make, the corresponding Capex Payment in accordance with clause 1.4 and PCCW Singapore determines that it still wishes to make its corresponding Capex Payment under this clause 2.4.

     PCCW Singapore must reimburse RGNL in accordance with clause 6.2 in respect of any payments of Committed Capex made by RGNL between the Commencement Date and the Effective Date.

2.5  Demands for payment

     (a) RGNL may not make a demand for a payment under clause 2.4 except in accordance with this clause 2.5.

     (b) Subject to paragraph (c), RGNL may only make a demand for payment under clause 2.4 in the Invoice Month for the applicable Capex Item, or such earlier date as may be agreed by the Parties.

     (c) If RGNL determines that funding for a Capex Item is not required by it until after the Due Month for that Capex Item, then RGNL must advise PCCW Singapore of the new month that such funding will be required by it and that month will be the Due Month for that Capex Item.

     (d) RGNL must make the demand for the corresponding Capex Payment in respect of the applicable Capex Item from Telstra at the same time that it makes the demand for the Capex Payment for that Capex Item from PCCW Singapore under this clause.

--------------------------------------------------------------------------------
3    Funding for Further Reach Capacity

3.1  Telstra funding for Further Reach Capacity

     If the IRU Purchasers agree to provide Agreed Uncommitted Capex for Further Reach Capacity under clauses 12.4 ("Right to participate in Funded Capacity Upgrades") or 12.5 ("Further Capacity Purchases") and the AOP is updated in accordance with those clauses to include that funding then, for as long as a Default Notice has not been issued, following receipt by Telstra of a demand made by RGNL in accordance with clause 3.4, Telstra agrees to pay that proportion of the Capex Item associated with that Further Reach Capacity specified in (or if not individually specified, determined in accordance with) the then current AOP as being payable by Telstra in respect of that Further Reach Capacity at least seven Business Days before the end of the Prior Month as follows:

     (a) if both IRU Purchasers are required to provide the funding as specified in the then current AOP, to:

          (i) RGNL, by transfer of immediately available funds to the separate account for funds which are contributed by Telstra and which has been established and notified to Telstra under clause 4.2; or

          (ii) if both IRU Purchasers agree, the third party to whom the Capex
               Item is payable by RGNL as specified in the then current AOP (as updated in accordance with clause 12.4 or 12.5, as applicable) or, if no such third party is specified, to the third party advised by RGNL as being the intended recipient of payments for the purpose specified in the then current AOP; or

     (b) if PCCW Singapore is not required to provide funding towards that Capex Item as specified in the then current AOP, to:

          (i) RGNL, by transfer of immediately available funds to the separate account for funds which are contributed by Telstra and which has been established and notified to Telstra under clause 4.2; or

          (ii) the third party to whom the Capex Item is payable by RGNL as specified in the then current AOP (as updated in accordance with clause 12.4 or 12.5, as applicable) or, if no such third party is specified, to the third party advised by RGNL as being the intended recipient of payments for the purpose specified in the then current AOP.

3.2  PCCW funding for Further Reach Capacity

     If the IRU Purchasers agree to provide Agreed Uncommitted Capex for Further Reach Capacity under clause 12.4 ("Right to participate in Funded Capacity Upgrades") or 12.5 ("Further Capacity Purchases") and the AOP is updated in accordance with those clauses to include that funding then, for as long as a Default Notice has not been issued, following receipt by PCCW Singapore of a demand made by RGNL in accordance with clause 3.4, PCCW Singapore agrees to pay that proportion of the Capex Item associated with that Further Reach Capacity as specified in (or if not individually specified, determined in accordance with) the then current AOP as being payable by PCCW Singapore in respect of that Further Reach Capacity at least seven Business Days before the end of the Prior Month as follows:

     (a) if both IRU Purchasers are required to provide the funding as specified in the then current AOP, to:

          (i) RGNL, by transfer of immediately available funds to the separate account for funds which are contributed by PCCW Singapore which has been established and notified to PCCW Singapore under clause 4.2; or

          (ii) if both IRU Purchasers agree, the third party to whom the Capex
               Item is payable by RGNL as specified in the then current AOP (as updated in accordance with clause 12.4 or 12.5, as applicable) or, if no such third party is specified, to the third party advised by RGNL as being the intended recipient of payments for the purpose specified in the then current AOP; or

     (b) if Telstra is not required to provide funding towards that Capex Item as specified in the then current AOP, to:

          (i) RGNL, by transfer of immediately available funds to the separate account for funds which are contributed by PCCW Singapore which has been established and notified to PCCW Singapore under clause 4.2; or

          (ii) the third party to whom the Capex Item is payable by RGNL as specified in the then current AOP (as updated in accordance with clause 12.4 or 12.5, as applicable) or, if no such third party is specified, to the third party advised by RGNL as being the intended recipient of payments for the purpose specified in the then current AOP.

3.3  Allocation of Further Reach Capacity

     In consideration of the funding provided by the IRU Purchasers under clauses 3.1 and 3.2 any Further Reach Capacity acquired by RGNL as a result of that funding will be allocated in accordance with clause 12.7.

3.4  Demands for payment

     (a) RGNL may not make any demand for payment under clause 3.1 or 3.2 except in accordance with this clause 3.4.

     (b) RGNL may only make a demand for payment under clause 3.1 or 3.2 during the Invoice Month for the applicable Capex Item of Agreed Uncommitted Capex for Further Reach Capacity, or such earlier date as may be agreed by the Parties.

     (c) If RGNL determines that funding for the applicable Capex Item of Agreed Uncommitted Capex for Further Reach Capacity is not required by it until after the Due Month for that Capex Item as determined in accordance with the then current AOP, then RGNL must advise the IRU Purchasers of the new month that such funding will be required by it and that month will be the Due Month for that Capex Item.

     (d) Where a Capex Payment of one IRU Purchaser corresponds to a Capex Payment of the other IRU Purchaser, RGNL must make the demand for both Capex Payments simultaneously.

--------------------------------------------------------------------------------
4    Application of Capex Payments

4.1  Capex payments to match each other

     Each Capex Payment relates specifically to a Capex Item and each Capex Payment made by one IRU Purchaser will correspond to any Capex Payment which is made (or due to be made) by the other IRU Purchaser in respect of that Capex Item (if any).

4.2  Establishment of separate accounts

     RGNL must establish separate accounts for the Capex Payments received from Telstra (on the one hand) and the Capex Payments received from PCCW Singapore (on the other) and must notify Telstra and PCCW Singapore, respectively, of the details of the relevant account for funds received from that IRU Purchaser.

4.3  Application of capex amounts

     Capex Payments received by RGNL are received and held by RGNL on trust for the IRU Purchaser who made that Capex Payment and may only be applied by RGNL in discharge of the obligation owed by RGNL to a third party in respect of the Capex Item to which the Capex Payment relates.

4.4  Application of Capex Payments to match

     A Capex Payment received by RGNL from an IRU Purchaser may not be applied by RGNL under clause 4.3 unless:

     (a)  a Default Notice has not been issued; and

     (b)  one of the following has occurred:

          (i) RGNL has received and simultaneously applies the corresponding Capex Payment from the other IRU Purchaser (if any is, or will be, due to be made);

          (ii) the corresponding Capex Payment payable by the other IRU Purchaser (if any is, or will be, due to be made) has been paid in accordance with clause 1.4(b), 2.4(b), 3.1(b), 3.2(b) or 5.2; or

          (iii) the IRU Purchaser who has made the Capex Payment directs RGNL to apply the amount in accordance with clause 4.3.

4.5  Distribution to IRU Purchaser

     A Capex Payment received by RGNL may only be distributed by RGNL to the IRU Purchaser who made the payment to RGNL if a demand for payment is made by that IRU Purchaser in accordance with clause 4.6. To avoid doubt, the distribution of a Capex Payment to an IRU Purchaser in accordance with this clause does not give rise to a breach by that IRU Purchaser of its obligation to make that Capex Payment initially under clause 1.4, 2.4, 3.1 or 3.2 (as applicable) and that IRU Purchaser has no further obligation to RGNL in relation to that Capex Payment.

4.6  Demands for distribution

     (a) Subject to paragraph (b), an IRU Purchaser may only make a demand under clause 4.5 if the other IRU Purchaser has failed to make the corresponding Capex Payment due in accordance with this agreement (if any) and the IRU Purchaser making the demand has not issued a direction under clause 4.4(b)(iii).

     (b) A demand under clause 4.5 will be automatically deemed to have been made if a Default Notice is issued.

4.7  Interest

     In the event that RGNL receives any interest on funds held by it on trust for an IRU Purchaser under clause 4.3, that interest is held on trust for the benefit of that IRU Purchaser and must be set off against amounts due from that IRU Purchaser under the Reach Networks Services Agreement.

4.8  Monthly Committed Capex Schedule

     By 30 November each year, RGNL must provide the IRU Purchasers with a schedule setting out its requirements for the Committed Capex for the next calendar year on a monthly basis, which schedule must be consistent with schedule 4 ("Committed Capex Payments").

--------------------------------------------------------------------------------
5    Failure by IRU Purchaser to fund and Reach Default

5.1  Reach to advise others

     If an IRU Purchaser ("Non-Funding IRU Purchaser") fails to make, or advises RGNL that it will not make, a payment due under this agreement ("Payment Default") then RGNL must notify the other IRU Purchaser ("Funding IRU Purchaser") of such failure or advice immediately and, in which case, the provisions of clause 5.2 will apply. The date on which RGNL so notifies the Funding IRU Purchaser is referred to as the "Dispute Date".

5.2  Resolution of Funding Dispute

     (a) The Chief Executive Officer of each of Telstra and the Guarantor (or their nominees) must enter into discussions in good faith to seek to resolve any dispute giving rise to the Payment Default by the Non-Funding IRU Purchaser ("Funding Dispute") within 7 Business Days of the Dispute Date.

     (b) If the Funding Dispute is resolved in accordance with paragraph (a) within 7 Business Days of the Dispute Date then the Non-Funding IRU Purchaser must make any payment determined in accordance with that resolution. If the Non-Funding IRU Purchaser does not make any payment in accordance with that resolution then the Funding Dispute will be deemed to not be resolved and the remaining provisions of this clause will apply.

     (c) If the Funding Dispute is not resolved within 7 Business Days of the Dispute Date then the Non-Funding IRU Purchaser must pay the amount of the Payment Default within a further 3 Business Days, failing which:

          (i) unless RGNL has received payment under sub-paragraph (ii) or otherwise from the Funding IRU Purchaser (in which case any arrangements agreed for that funding will apply), the Funding IRU Purchaser may, but is not obliged to, make the payment of the amount of the Payment Default on behalf of the Non-Funding IRU Purchaser, in which case that payment will be deemed to be a loan from the Funding IRU Purchaser to the Non-Funding IRU Purchaser, repayable on demand and incurring interest at the Interest Rate, calculated daily and compounding monthly from the date that the Funding IRU Purchaser makes payment under this clause until the date that it receives repayment of the loan and all accrued interest in full from the Non-Funding IRU Purchaser;

          (ii) if the Funding IRU Purchaser does not make the Disputed Payment within 20 Business Days of the Dispute Date, or gives a notice to RGNL that it will not make that payment, then RGNL may issue proceedings against the Non-Funding IRU Purchaser for the amount of the Payment Default and damages in respect of its failure to make that payment, plus interest on the amount of the Payment Default at the Interest Rate, calculated daily and compounding monthly from the date that the amount of the Payment Default was initially due under this agreement until the date that it receives payment of that amount.

     (d) If the Funding IRU Purchaser makes payment of the Disputed Payment under sub-paragraph (c)(i), then the Funding IRU Purchaser may at its option, and as its sole remedy, either:

          (i) demand repayment of the loan and payment of all accrued interest referred to in that sub-paragraph, together with any direct costs arising from the Payment Default, in which case the Non-Funding IRU Purchaser must make those payments within 5 Business Days of the demand; or

          (ii) elect to acquire a volume of IRUs or MIU Points held by, or reserved for, the Non-Funding Purchaser, as nominated by the Funding IRU Purchaser, of a value, based on a fair market value of those IRUs calculated in accordance with clause 5.3 ("Valuation of IRUs and MIU points"), which does not exceed the amount of the Payment Default, for a purchase price equal to that value, in which case such IRUs or MIU points will be deemed to be transferred to the Funding IRU Purchaser in accordance with clause 12.1 ("Capacity Trading - Transfers") and, on completion of such transfers, the loan referred to in sub-paragraph (d)(i) and any interest accrued on it will be applied in payment of the purchase price, with any remaining balance to be repaid to the Funding IRU Purchaser ("Remaining Balance").

          To avoid doubt, it is acknowledged that the Funding IRU Purchaser may not both demand repayment under paragraph (i) and elect to acquire IRUs or MIU points under paragraph (ii) in relation to the same Disputed Payment. However, the IRU Purchaser may elect to determine the value of IRUs or MIU points under clause 5.3 ("Valuation of IRUs and MIU points") prior to it electing to either demand repayment under paragraph (i) or to acquire IRUs or MIU points under paragraph (ii) and may recover any Remaining Balance under paragraph (i).

     (e) To avoid doubt, RGNL's remedies under this clause 5.2 are its only remedies in respect of a Payment Default.

5.3  Valuation of IRUs and MIU points

     Prior to making an election under clause 5.2(d), or after making an election under clause 5.2(d)(ii), the Funding IRU Purchaser may notify the Non-Funding Purchaser that it wishes to determine the fair market value of certain IRUs held by, or MIU points reserved for, the Non-Funding IRU Purchaser, in which case the fair market value of those IRUs or MIU points is to be determined in accordance with the following principles:

     (a) Each IRU Purchaser will obtain and provide to the other bona fide quotes for the acquisition of the IRUs, MIU points or equivalent rights to use Capacity on the nominated cable system or cable systems (as the case may be).

     (b) The fair market value will be the average of the two quotes except where the higher quote exceeds the lower quote by more than 15 percent of the lower quote.

     (c) Where the higher quote exceeds the lower quote by more than 15 percent of the lower quote, then the Funding IRU Purchaser may elect that the determination of the fair market value be referred for resolution in the manner to be dealt with under clause 38.3 of the Reach Network Services Agreement ("Dispute Resolution"), as though it were a dispute under that agreement.

5.4  Reach Default Notice

     (a) Telstra and the Guarantor may, if they both agree, jointly issue a Default Notice to RGNL if:

          (i) RGNL is in Material Breach and, if that breach is capable of remedy, RGNL has failed to remedy that breach within 10 Business Days of a notice from either IRU Purchaser requesting it to do so;

          (ii) RGNL or any other member of the Reach Group is in material breach of any other Transaction Document and, if that Transaction Document contains an applicable cure period, that default has not been remedied within that cure period; or

          (iii) a Reach Insolvency Event has occurred.

     (b) To avoid doubt, Telstra and the Guarantor may only issue a Default Notice jointly with the other and may not do so without the other's consent.

     (c) A Default Notice may be issued in conjunction with other notices issued under the Transaction Documents, whether they are contained within the one notice or otherwise.

5.5  Termination

     (a) No Party may terminate this agreement except in accordance with this clause.

     (b)  RGNL may not terminate this agreement at any time.

     (c)  PCCW Singapore may not terminate this agreement at any time.

     (d) Telstra and the Guarantor may jointly terminate this agreement, but only if they both agree, in circumstances where:

          (i)  a Default Notice has been issued under this agreement; or

          (ii) a Default Notice (as defined in the Reach Network Services Agreement) has been issued under the Reach Network Services Agreement.

     (e) To avoid doubt, Telstra and the Guarantor may only terminate this agreement jointly with the other and may not do so without the other's consent.

5.6  Damages

     The parties acknowledge that if this agreement is terminated for breach by RGNL and that termination results in a loss by the IRU Purchasers of the right to use IRUs in respect of Capacity granted under this agreement then the Losses reasonably within the contemplation of the Parties as a probable result of that breach and subsequent termination include:

     (a) the loss of revenue as a result of the interruption to the IRU Purchasers' business resulting from the loss of their rights to use Capacity;

     (b)  costs incurred by the IRU Purchasers to acquire replacement capacity;

     (c) any damages payable by the IRU Purchasers to their customers resulting from the loss of the IRU Purchaser's rights to use Capacity;

     (d)  damage to the reputation of the IRU Purchasers; and

     (e) payments made by the IRU Purchasers in respect of Capacity which the IRU Purchasers are unable to use.

--------------------------------------------------------------------------------
6    Commencement and Effective Date

6.1  Commencement and effective date

     This agreement commences on the Effective Date but is intended to be of effect as though it came into force on the Commencement Date.

6.2  Committed Capex paid after 1 March 2005

     Each IRU Purchaser must reimburse RGNL in accordance with the AOP one half of the value of each Capex Item of Committed Capex which is specified in schedule 4 as being due after the Commencement Date and before the Effective Date and which has been paid by RGNL before the Effective Date in accordance with schedule 4.

--------------------------------------------------------------------------------
7    Apportionment of benefit and O&M charges

7.1  Intention of the Parties

     Notwithstanding the date of the Effective Date, the Parties acknowledge that it is their intention that the benefit of the IRUs granted under clauses 1 and 2 is to be conferred on the IRU Purchasers in the manner set out in this agreement with effect from the Commencement Date and the Parties shall account to each other accordingly.

7.2  Benefit of IRUs granted under clauses 1 and 2

     If RGNL receives any benefit (including any bonus Capacity) after the Commencement Date in respect of the Capacity to which it has granted IRUs under this agreement then:

     (a) to the extent that such benefits are attributable to IRUs in respect of Capacity held by a particular IRU Purchaser, RGNL holds those benefits for that IRU Purchaser; and

     (b) to the extent that such benefits are not, or cannot be, attributable to IRUs in respect of Capacity held by a particular IRU Purchaser, RGNL holds 50% of those benefits for each IRU Purchaser.

     To the extent that an IRU Purchaser is entitled under this clause to the benefit of any rebate received by RGNL then that rebate may be applied and set off against any amounts payable by that IRU Purchaser under the Reach Networks Services Agreement.

7.3  Operations and maintenance expenses

     The Parties acknowledge that RGNL will recover operations and maintenance costs incurred by it in relation to the IRUs granted under this agreement in accordance with the Reach Network Services Agreement.

--------------------------------------------------------------------------------
8    Insurance

     If requested by an IRU Purchaser, RGNL must insure any rights or interests in relation to that IRU Purchaser's IRUs granted under this agreement as directed by that IRU Purchaser, in which case that IRU Purchaser will pay RGNL for such insurance in accordance with the applicable terms of the Reach Network Services Agreement.

--------------------------------------------------------------------------------
9    Indefeasible Rights of Use

9.1  Best endeavours

     In addition to RGNL's obligations under clause 7.2, RGNL agrees to use its best endeavours to ensure that each of the IRU Purchasers obtains the full benefit of the rights to deal with IRUs to be granted to them, and any other benefits which arise as a result of owning such IRUs, with effect from the date that such a grant is to be made to them under this agreement.

9.2  Consent

     RGNL agrees to use its best endeavours to obtain any necessary consents from other parties to all relevant CUAs, C&MAs and RNAL Agreements to the extent necessary to grant the IRUs in accordance with this agreement.

9.3  Consent to grant of IRU

     If the consent or agreement of any party is required to grant an IRU under this agreement, this agreement takes effect, in relation to that IRU, as an irrevocable promise by RGNL to grant that IRU immediately upon obtaining that consent or agreement.

9.4  IRU Purchaser to co-operate

     Each IRU Purchaser agrees to co-operate with RGNL in any reasonable arrangements and do anything reasonably requested by RGNL (such as signing and producing documents) as may be necessary or desirable to transfer to that IRU Purchaser the benefit of the applicable CUA, C&MA or RNAL Agreement to the extent that they relate to an IRU granted to that IRU Purchaser under this agreement.

9.5  Benefit of all IRUs

     If an IRU to be granted under this agreement:

     (a) is not effectively granted to the applicable IRU Purchaser in accordance with this agreement; or

     (b) cannot be effectively granted to the applicable IRU Purchaser in accordance with this agreement without the consent of a third party and that party does not give their consent or agreement,

     then RGNL acknowledges that from the date that the IRU was otherwise to have been granted under this agreement it will account to the applicable IRU Purchaser for any benefit RGNL receives in relation to that IRU and will do all things as may reasonably be required by that IRU Purchaser to ensure that that IRU Purchaser receives:

     (c)  that benefit; and

     (d) any other benefit that IRU Purchaser would have received if that IRU had been effectively granted in accordance with this agreement.

--------------------------------------------------------------------------------
10   MIU Points and Unactivated Capacity

10.1 Telstra Unactivated Capacity

     To the extent that the Capacity referred to in clause 1.1(a) or (b) is Capacity which is not activated because RGNL has not converted its MIU points to that Capacity, RGNL declares that it holds those MIU points for the benefit of Telstra.

10.2 PCCW Singapore Unactivated Capacity

     To the extent that the Capacity referred to in clause 2.1(a) or (b) is Capacity which is not activated because RGNL has not converted its MIU points to that Capacity, RGNL declares that it holds those MIU points for the benefit of PCCW Singapore.

10.3 Telstra MIU Point Rights

     RGNL declares that it holds the MIU points described in column 6 of schedule 2 in respect of the cable systems described in column 1 of schedule 2 for the benefit of Telstra.

10.4 PCCW Singapore MIU Point Rights

     RGNL declares that it holds the MIU points described in column 7 of schedule 2 in respect of the cable systems described in column 1 of schedule 2 for the benefit of PCCW Singapore.

10.5 Exercise of MIU Point Rights

     If requested and as directed by an IRU Purchaser, RGNL must use, allocate or convert (as applicable under the relevant CUA, C&MA or RNAL Agreement) MIU points reserved for that IRU Purchaser under clause 10.1, 10.2, 10.3 or
     10.4 or 11.2(a)(ii) (as applicable) to an IRU in respect of Capacity on the applicable cable system in accordance with the terms of the relevant CUA, C&MA or RNAL Agreement.

10.6 Allocation to paths

     To avoid doubt, if permitted under the terms of the relevant CUA, C&MA or RNAL Agreement, the IRU Purchaser may direct that MIU points allocated to that IRU Purchaser be converted to Capacity on Paths other than in accordance with that IRU Purchaser's Capacity Forecast, provided that such conversion will not have a detrimental effect on the ability of the other IRU Purchaser to use Capacity in accordance with its Capacity Forecast, and RGNL must act in accordance with that request.

10.7 Indefeasible Right to Use

     RGNL hereby grants to an IRU Purchaser for whom MIU points were reserved in accordance with 10.1, 10.2, 10.3, 10.4 or 11.2 an IRU in respect of Capacity to which those MIU points are converted with effect from the conversion of MIU points either:

     (a)  in accordance with clause 10.5; or

     (b) automatically in accordance with the terms of the relevant CUA, C&MA or RNAL Agreement,

     and the terms of this agreement will apply to that IRU (save as to the effective date of the grant of that IRU).

--------------------------------------------------------------------------------
11   Existing Reach Customers

11.1 Committed Third Party Services

     The Parties acknowledge that, notwithstanding clauses 1.1 and 2.1, some of the Capacity described in Schedule 1 and Schedule 2 is currently being used to provide Committed Third Party Data Services and that the grants of IRUs under clauses 1.1 and 2.1 in relation to such Capacity are subject to RGNL's obligations to provide such services and are made in accordance with clause 11.2.

11.2 Cessation of Third Party Data Services

     (a) Upon the expiry or termination of an obligation of RGNL to provide any Committed Third Party Data Services, RGNL must either:

          (i) make the applicable Newly Available Capacity available for use by the IRU Purchaser to whom an IRU was granted in respect of that Newly Available Capacity under clause 1.1 or 1.2; or

          (ii) if RGNL is permitted under the relevant CUA, C&MA or RNAL Agreement, and if agreed by the IRU Purchaser to whom that Newly Available Capacity would be made available under paragraph (i), deactivate that Newly Available Capacity in which case the MIU points received as a result of that deactivation will be held for the benefit of that IRU Purchaser and that IRU Purchaser may convert those MIU points to Capacity in accordance with clauses
               10.5 to 10.7.

     (b) Where it is not possible to determine whether Newly Available Capacity is in respect of an IRU that has been granted to Telstra or PCCW Singapore then that Newly Acquired Capacity will made available for use by either IRU Purchaser:

          (i)  as agreed by the IRU Purchasers; or

          (ii) if the IRU Purchasers are unable to agree, as determined by a ballot between the IRU Purchasers,

          and subsequent similar Capacity, will be allocated between the IRU Purchasers on an alternating basis.

--------------------------------------------------------------------------------
12   Capacity Trading Principles and Capacity Upgrades

12.1 Capacity trading - transfers

     (a) The Parties acknowledge that the IRU Purchasers may from time to time agree to transfer IRUs or MIU Points between themselves on terms agreed by them which reflect the market value of those IRUs or MIU Points and the IRU Purchasers must keep RGNL informed, and consult with RGNL to the extent reasonably necessary, in relation to any such transfer.

     (b) If the IRU Purchasers agree to transfer IRUs or MIU Points between themselves then such an agreement must be signed by both of them and they must both advise RGNL as soon as practicable of such agreement and provide details of the IRUs or MIU Points which they have agreed to transfer and such transfers shall not take effect until RGNL is so notified (or such later date as the IRU Purchasers may agree).

     (c) RGNL must do all things necessary to give effect to a transfer of which it is notified under paragraph (b) so that from the date of effect of the transfer the transferee will have the same rights and obligations in respect of the relevant IRUs or MIU Points as it would have had if the IRUs had been granted to it, or the MIU Points reserved for it, directly under this agreement (save for the date of effect of the grant or reservation).

12.2 Capacity trading - leases and licences

     The Parties acknowledge that the IRU Purchasers may from time to time grant to each other or to third parties leases of, or licences to use, Capacity that has been provided pursuant to an IRU, however the IRU Purchasers will remain liable for their obligations under this agreement in respect of such Capacity.

12.3 Free capacity upgrades

     If there is a Free Capacity Upgrade on a cable system listed in column 1 of schedule 1 which results in RGNL receiving an IRU in respect of additional Capacity or MIU points in respect of that cable system then RGNL thereupon grants to each of the IRU Purchasers an IRU in respect of that Capacity or those MIU points to the extent that, and in proportion to which, the IRU in respect of the additional Capacity or MIU points received by RGNL is attributable to the IRUs held by that IRU Purchaser at the time the additional Capacity is allocated to RGNL. If the IRU in respect of Capacity or MIU points granted to RGNL as a result of a Free Capacity Upgrade is not, or cannot be, attributable to the IRUs granted to the IRU Purchasers under this agreement then RGNL must immediately grant to each of the IRU Purchasers an IRU in respect of 50% of that Capacity.

12.4 Right to participate in Funded Capacity Upgrades

     (a) If a Capacity Upgrade is proposed that would require capital expenditure by RGNL, then RGNL must notify each IRU Purchaser of the details of the proposed Capacity Upgrade including:

          (i) the capital expenditure that would be required by RGNL to proceed with or participate in that proposed Capacity Upgrade; and

          (ii) the details of the Capacity that would be made available to RGNL as a result of that Capacity Upgrade.

     (b) Each IRU Purchaser must advise RGNL within 20 Business Days, or such other time period as agreed by the parties, of a notification under paragraph (a) of whether it wishes to contribute funding for that Capacity Upgrade (as Agreed Uncommitted Capex for Further Reach Capacity) and the amount of Capacity it wishes to fund and receive IRUs in respect of as a result of that Capacity Upgrade.

     (c) If the total Agreed Uncommitted Capex for the Further Reach Capacity that the IRU Purchasers notify RGNL that they wish to provide exceeds the total amount of funding required and the IRU Purchasers are then unable to agree between them the amount of funding that they each will provide, then, subject to the approval of the necessary amendments to the AOP in accordance with paragraph (e), each IRU Purchaser will be entitled to provide Agreed Uncommitted Capex for Further Reach Capacity to RGNL in proportion to their existing IRUs on the cable system to which the proposed Capacity Upgrade relates. In the event that the IRU Purchasers do not agree to provide sufficient Agreed Uncommitted Capex for Further Reach Capacity to enable the Capacity Upgrade to proceed or for RGNL to participate in the Capacity Upgrade, then RGNL must advise both IRU Purchasers of this fact as soon as it becomes so aware.

     (d) Upon determining the extent to which each IRU Purchaser wishes to provide Agreed Uncommitted Capex for Further Reach Capacity in accordance with paragraphs (b) and (c), Reach must:

          (i) consider the proposal, in consultation with the IRU Purchasers;

          (ii) determine what changes to the then current AOP would be required in order to acquire the Further Reach Capacity (based on the Agreed Uncommitted Capex for Further Reach Capacity which each of the IRU Purchasers has agreed they would provide), including changes to the Agreed Uncommitted Capex for Further Reach Capacity and changes to the operations and maintenance costs which would be recovered under the Reach Network Services Agreement; and

         (iii) prepare a submission to the Reach Board seeking the amendments to the AOP determined necessary under paragraph (ii) for presentation to the Reach Board as soon as reasonably practicable.

     (e) If the Reach Board approves the amendments to the AOP requested in the submission referred to in paragraph (d)(iii) then the AOP will be amended to incorporate those amendments and such Agreed Uncommitted Capex for Further Reach Capacity agreed to be provided by the IRU Purchasers will be provided by them in accordance with clause 3 ("Funding for Further Reach Capacity").

12.5 Further Capacity purchases

     The IRU Purchasers may agree that they would be willing to provide Agreed Uncommitted Capex for Further Reach Capacity for the acquisition by RGNL of Further Reach Capacity which is not part of a Funded Capacity Upgrade in whatever proportions the IRU Purchasers agree, in which case they may put a proposal to RGNL that it acquire that Further Reach Capacity and RGNL must then:

     (a)  consider the proposal, in consultation with the IRU Purchasers;

     (b) determinewhat changes to the then current AOP would be required in order to acquire the Further Reach Capacity (based on the Agreed Uncommitted Capex for Further Reach Capacity which each of the IRU Purchasers has agreed they would provide), including changes to the Agreed Uncommitted Capex for Further Reach Capacity and changes to the operations and maintenance costs which would be recovered under the Reach Network Services Agreement; and

     (c) prepare a submission to the Reach Board seeking the amendments to the AOP determined necessary under paragraph (b) for presentation to the Reach Board as soon as reasonably practicable.

     If the Reach Board approves the amendments to the AOP requested in the submission referred to in paragraph (c) then the AOP will be amended to incorporate those amendments and such Agreed Uncommitted Capex for Further Reach Capacity agreed to be provided by the IRU Purchasers will be provided by them in accordance with clause 3 ("Funding for Further Reach Capacity").

12.6 No Capacity Purchases

     RGNL may not acquire Further Reach Capacity unless:

     (a) it is Further Reach Capacity acquired as part of a Free Capacity Upgrade in accordance with clause 12.3; or

     (b) it is Further Reach Capacity acquired as part of a Funded Capacity Upgrade in accordance with clause 12.4;

     (c) it is Further Reach Capacity acquired in accordance with clause 12.5 ("Further Capacity Purchases"); or

     (d) Telstra and the Guarantor have agreed that RGNL may acquire such Further Reach Capacity and that RGNL may fund that acquisition in accordance with the AOP.

12.7 Allocation of capacity from funded Capacity upgrades and further Capacity purchases

     In consideration for each Capex Payment for Further Reach Capacity under clause 3 ("Funding for Further Reach Capacity"), RGNL grants to each IRU Purchaser an IRU in respect of the amount of the Further Reach Capacity (International Wet Segment) acquired as part of that Further Reach Capacity which is proportionate to that IRU Purchaser's contribution to such funding.

12.8 RNAL upgrades

     Unless the IRU Purchasers agree otherwise, if:

     (a) one IRU Purchaser (Initial Funding IRU Purchaser) agrees to fund Capacity Upgrade on RNAL, but the other IRU Purchaser (Non-Funding IRU Purchaser) does not;

     (b) the Non-Funding IRU Purchaser subsequently agrees to fund (or contribute to the funding of) a further Capacity Upgrade on RNAL; and

     (c) the total amount of Further Reach Capacity in respect of which IRUs are granted (or which will be granted on completion of the Capacity Upgrades) to the IRU Purchasers in respect of both of those Capacity Upgrades are disproportionate to the funding by each IRU Purchaser referred to in paragraphs (a) and (b), then the Non-Funding IRU Purchaser must pay to the Initial Funding IRU Purchaser an amount ("Compensation Amount") such that:

     (d) the funding provided by the Initial Funding IRU Purchaser, less the Compensation Amount; and

     (e) the funding provided by the Non-Funding IRU Purchaser, plus the Compensation Amount,

     are proportionate to the amount of Further Reach Capacity in respect of which the IRUs granted, or to be granted, to the Initial Funding IRU Purchaser and the Non-Funding IRU Purchaser, respectively, as a result of the funding referred to in paragraphs (a) and (b).

12.9 Payment of Compensation Amount

     The Compensation Amount payable under clause 12.8 must be paid within 2 Business Days of the date that the funding contribution referred to in clause 12.8(b) is made and must be by the transfer of immediately available funds to the bank account nominated by the Initial Funding IRU Purchaser and advised to the Non-Funding IRU Purchaser.

--------------------------------------------------------------------------------
13   Capacity flexibility and reduction of Capacity

13.1 Reallocation of IRUs

     Where an IRU Purchaser has been granted an IRU in respect of Capacity on a Path which may be transferred or converted by RGNL to Capacity on a different Path under the terms of the relevant CUA, C&MA or RNAL Agreement and that IRU Purchaser notifies RGNL that it wishes to convert that IRU to an IRU in respect of Capacity on a different Path then RGNL will do all things necessary to convert that IRU as requested, provided that this does not affect the other IRU Purchaser's IRUs in respect of Capacity on the new Path.

13.2 Payment for reallocation of IRUs

     If an IRU Purchaser notifies RGNL under clause 13.1 that Capacity on a Path is to be transferred or converted to Capacity on a different Path then that IRU Purchaser must provide RGNL (or at RGNL's direction) with sufficient funds to meet any costs associated with that transfer or conversion.

13.3 Notification of reduction of Capacity

     If the total Capacity on a cable system listed in column 1 of schedule 1 ("Capacity Allocation") is reduced pursuant to the terms of the CUA, C&MA or RNAL Agreements applicable to that cable system then RGNL must promptly advise each of the IRU Purchasers of that reduction.

13.4 Reduction in Capacity for IRU Purchasers

     If a reduction of the total Capacity on a cable system listed in column 1 of schedule 1 ("Capacity Allocation") results in a reduction of the amount of Capacity on that cable system available for the IRU Purchasers (Available Capacity) then RGNL may reduce the amount of Capacity over which an IRU is granted, or is to be granted, to each of the IRU Purchasers under this agreement in the same proportion as the reduction of Available Capacity.

13.5 Decommissioning of cable systems

     If RGNL has provided, or is to provide, under this agreement an IRU in respect of Capacity on a cable system and that cable system is wholly or partly decommissioned then RGNL's obligation to provide such an IRU ceases to the extent that RGNL is unable to do so as a result of that decommissioning.

--------------------------------------------------------------------------------
14   No amendments to capacity agreements

14.1 No amendments to Capacity agreements

     RGNL must not make, or agree to make, any amendments to any CUA, C&MA or RNAL Agreement which derogate from the Capacity or the IRUs or any rights or benefits granted under, or in connection with, this agreement or increases (or could be reasonably expected to increase) the amounts payable by, or any obligation imposed upon, an IRU Purchaser under this agreement or the Reach Network Services Agreement without the prior consent of each of the IRU Purchasers who are granted IRUs or MIU Point Rights in respect of Capacity that is the subject of that CUA, C&MA or RNAL Agreement, such consent not being unreasonably withheld.

--------------------------------------------------------------------------------
15   Warranties, representations and indemnities

15.1 Telstra corporate warranties

     Telstra represents and warrants to each of the other Parties that:

     (a)  it is duly incorporated and in existence under the laws of Australia;

     (b) it has the power to enter into and perform this agreement and has obtained all necessary consents to enable it to do so; and

     (c) the entry into and performance of this agreement by it does not constitute a breach of any obligation (including, but not limited to, any statutory, contractual or fiduciary obligation), or default under any agreement or undertaking, by which it is bound.

15.2 Telstra indemnity

     Telstra indemnifies each of the other Parties against any Loss suffered by them arising directly or indirectly from, and any costs, charges and expenses incurred in connection with, any inaccuracy in or breach of any of the warranties given by it in clause 15.1 ("Telstra Warranties").

15.3 PCCW Singapore corporate warranties

     PCCW Singapore represents and warrants to each of the other Parties that:

     (a)  it is duly incorporated and in existence under the laws of Singapore;

     (b) it has the power to enter into and perform this agreement and has obtained all necessary consents to enable it to do so; and

     (c) the entry into and performance of this agreement by it does not constitute a breach of any obligation (including, but not limited to, any statutory, contractual or fiduciary obligation), or default under any agreement or undertaking, by which it is bound.

15.4 Guarantor corporate warranties

     The Guarantor represents and warrants to each of the other Parties that:

     (a) it is duly incorporated and in existence under the laws of the Hong Kong Special Administrative Region of the Peoples Republic of China;

     (b) it has the power to enter into and perform this agreement and has obtained all necessary consents to enable it to do so;

     (c) the entry into and performance of this agreement by it does not constitute a breach of any obligation (including, but not limited to, any statutory, contractual or fiduciary obligation), or default under any agreement or undertaking, by which it is bound; and

     (d)  PCCW Singapore is a Subsidiary of the Guarantor.

15.5 Guarantor indemnity

     The Guarantor indemnifies each of the other Parties against any Loss suffered by them arising directly or indirectly from, and any costs, charges and expenses incurred in connection with, any inaccuracy in or breach of any of the warranties given by PCCW Singapore in clause 15.3 ("PCCW Singapore Corporate Warranties") or by it in clause 15.4 ("Guarantor Corporate Warranties").

15.6 RGNL corporate warranties

     RGNL represents and warrants to each of the other Parties that:

     (a)  it is duly incorporated and in existence under the laws of Bermuda;

     (b) it has the power to enter into and perform this agreement and has obtained all necessary consents to enable it to do so; and

     (c) the entry into and performance of this agreement by it does not constitute a breach of any obligation (including, but not limited to, any statutory, contractual or fiduciary obligation), or default under any agreement or undertaking, by which it is bound.

15.7 Accuracy

     RGNL represents and warrants to each of the IRU Purchasers that each Warranty set out in schedule 8 is correct and not misleading on the date of this agreement and will be correct and not misleading on each day after the date of this agreement up to and including the Effective Date as if made on and as at each of those dates.

15.8 Separate Warranties

     Each Warranty is to be treated as a separate representation and warranty. The interpretation of any statement made may not be restricted by reference to or inference from any other statement.

15.9 Indemnity

     RGNL indemnifies each of the IRU Purchasers against any Loss suffered by them arising directly or indirectly from, and any costs, charges and expenses incurred in connection with, any inaccuracy in or breach of any Warranty.

15.10 No extinguishment

     The Warranties are not extinguished or affected by any investigation made by or on behalf of the IRU Purchasers into the affairs of RGNL or by any other event or matter unless:

     (a) both of the IRU Purchasers have given a specific written waiver or release;

     (b) the Claim relates to a matter which is expressly disclosed to the IRU Purchasers before the date of this agreement; or

     (c) the Claim relates to a thing done or not done after the date of this agreement at the request or with the approval of both of the IRU Purchasers.

15.11 Inducement

     Each Party acknowledges that:

     (a) it has made and given the warranties made by it under this clause 15 ("Warranties, Representations and Indemnities") with the intention of inducing the other Parties to enter into this agreement; and

     (b) the other Parties have entered into this agreement in full reliance on the warranties made by it under this clause 15 ("Warranties, Representations and Indemnities").

--------------------------------------------------------------------------------
16   Regulatory and tax events

16.1 Regulatory Event

     In the event that either:

     (a)  RGNL is unable to perform an obligation under this agreement; or

     (b) an IRU Purchaser is unable to utilise a right to use Capacity granted to it under this agreement due to a Regulatory Event then the Parties agree to enter into negotiations in good faith with a view to agreeing the necessary amendments to this agreement so that the Regulatory Event no longer has such an effect and with minimum additional cost or loss of rights to each Party.

16.2 Tax event

     In the event of a change of Tax law by virtue of an enactment, amendment, replacement or repeal of Tax legislation, exemption orders, practice notes, Tax rules or a change of practice in relation to Taxes by a Tax authority in a jurisdiction which, in PCCW Singapore's opinion acting reasonably, has a detrimental effect on a supply by PCCW Singapore to its customers or acquisition of Capacity by PCCW Singapore under this agreement, then PCCW Singapore may request that its rights and obligations under this agreement be novated to another Subsidiary of PCCW located in another jurisdiction, or to PCCW, (the "New PCCW Subsidiary") in which case:

     (a) the Parties must (without prejudice to any other rights they may have) enter into good faith negotiations as soon as practicable, to amend or vary the Transaction Documents (including this agreement) to the extent necessary so as to enable all of PCCW Singapore's rights and obligations under this agreement to be novated to the New PCCW Subsidiary without such amendment or assignment having any detrimental impact on any of Telstra or RGNL or their Related Bodies Corporate under any of the Transaction Documents or under the Transactions as a whole; and

     (b)  from the date of any novation agreed by the Parties under paragraph
          (a):

          (i) the Guarantor guarantees and indemnifies the other Parties in accordance with clause 19 ("Guarantee and Indemnity") as though references in that clause to PCCW Singapore were references to the New PCCW Subsidiary (including, to avoid doubt, references to PCCW Singapore in the definition of Change of Control of PCCW Singapore in clause 28.1);

          (ii) references in this agreement to PCCW Singapore will be deemed to be references to the New PCCW Subsidiary; and

         (iii) any other amendments to the Transaction Documents that are agreed by the Parties under that paragraph will take effect.

     Notwithstanding any novation of PCCW Singapore's rights and obligations agreed in accordance with paragraph (a), PCCW Singapore and the Guarantor retain all rights and liabilities under this agreement in respect of the period prior to the novation.

--------------------------------------------------------------------------------
17   Limitations of Liability

17.1 Liability of the IRU Purchasers

     To avoid doubt, each IRU Purchaser's liability to RGNL in respect of the Capacity and the CUAs, C&MAs and RNAL Agreements is limited to the liabilities expressly assumed and the indemnities expressly given under this agreement.

17.2 Liability of RGNL

     RGNL's liability to each IRU Purchaser under this agreement is limited to that IRU Purchaser's right to recover damages from RGNL in the event of termination of this agreement and claims for amounts expressly payable to each IRU Purchaser under clause 4.

--------------------------------------------------------------------------------
18   Change of Control of PCCW Singapore

     The Guarantor and PCCW Singapore must ensure that there is no Change of Control of PCCW Singapore.

--------------------------------------------------------------------------------
19   Guarantee and Indemnity

19.1 Consideration

     The Guarantor acknowledges that Telstra and RGNL are acting in reliance on the Guarantor incurring obligations and giving rights under this clause.

19.2 Guarantee

     The Guarantor unconditionally and irrevocably guarantees to each of Telstra and RGNL PCCW Singapore's compliance with its obligations to that Party in connection with this agreement, including each obligation to pay money.

     If PCCW Singapore does not comply with those obligations on time and in accordance with this agreement, then the Guarantor agrees to comply with those obligations on demand from the relevant Party to whom PCCW Singapore owes that obligation. A demand may be made only after demand has been made on PCCW Singapore and such demand remaining unsatisfied for 5 Business Days.

19.3 Indemnity

     The Guarantor agrees as a primary obligation to indemnify each of Telstra and RGNL on demand from and against any loss incurred by such Party as a result of PCCW Singapore's obligations to such Party under this agreement becoming void, voidable or unenforceable for any reason, whether or not known to the Guarantor, the amount of such loss being the amount which such Party would have otherwise been entitled to recover from PCCW Singapore in respect of such obligation.

19.4 Extent of guarantee and indemnity

     The guarantee in clause 19.2 ("Guarantee") is a continuing obligation despite any intervening payment, settlement or other thing and extends to all of PCCW Singapore's obligations in connection with this agreement. The Guarantor waives any right it has of first requiring Telstra or RGNL to commence proceedings or enforce any other right against PCCW Singapore or any other person before claiming from the Guarantor under this guarantee and indemnity.

19.5 Payments

     The Guarantor agrees to make payments under this guarantee and indemnity:

     (a) in full without set-off or counterclaim, and without any deduction whatsoever unless prohibited by law, except that it shall be entitled to any rights which PCCW Singapore may have under this agreement or at law; and

     (b) in the currency in which the payment is due in immediately available funds.

19.6 Rights of the Beneficiary are protected

     The rights given to Telstra and RGNL under this clause 19, and the Guarantor's liabilities under it, are not affected by any act or omission of Telstra or RGNL, or any other person. For example, those rights and liabilities are not affected by:

     (a)  any act or omission:

          (i)  varying or replacing this agreement;

          (ii) releasing PCCW Singapore or giving PCCW Singapore a concession (such as more time to pay);

         (iii) releasing any person who gives a guarantee or indemnity in connection with any of PCCW Singapore's obligations;

          (iv) by which the obligations of any person who guarantees any of PCCW Singapore's obligations (including obligations under this clause 19 may become unenforceable;

          (v) by which any person who was intended to guarantee any of PCCW Singapore's obligations does not do so, or does not do so effectively;

          (vi) by which a person who is co-surety or co-indemnifier is discharged under an agreement or by operation of law;

     (b) a person dealing in any way with this agreement or this guarantee and indemnity;

     (c) the death, mental or physical disability, or liquidation, administration or insolvency of any person including the Guarantor or PCCW Singapore;

     (d)  changes in the membership, name or business of any person;

     (e)  acquiescence or delay by Telstra or RGNL or any other person.

19.7 Guarantor's rights are suspended

     After a demand has been made on the Guarantor under this guarantee, so long as the Guarantor is under any actual or contingent liability under this guarantee and indemnity, the Guarantor may not:

     (a) exercise in respect of any amount paid by the Guarantor under this guarantee any right of subrogation or any other right or remedy which the Guarantor may have in respect thereof;

     (b) except with the consent in writing of the other Parties, hold any security from PCCW Singapore (other than the Security Documents) or claim or receive payment of any other monies for the time being due to the Guarantor by PCCW Singapore or exercise any other right or remedy which the Guarantor may have in respect thereof;

     (c) unless so required by Telstra and RGNL, prove in a bankruptcy of, or other insolvency proceedings against, PCCW Singapore in competition with Telstra and RGNL for any monies owing to them by PCCW Singapore under this agreement.

--------------------------------------------------------------------------------
20   Confidentiality and privacy

20.1 Confidential Information

     Subject to clause 20.6 ("Privacy obligations") no Confidential Information may be disclosed by the Receiving Party to any person except:

     (a) to Representatives of the Receiving Party or its Related Bodies Corporate requiring the information for the purposes of this agreement; or

     (b)  with the consent of the Disclosing Party; or

     (c) if the Receiving Party is required to do so by law, a stock exchange or any regulatory authority; or

     (d) if the Receiving Party is required to do so in connection with legal proceedings relating to this agreement.

20.2 Disclosure of Confidential Information

     If the Receiving Party discloses Confidential Information as permitted under clause 20(a) or (b) ("Confidential Information"), the Receiving Party must use all reasonable endeavours to ensure that persons receiving Confidential Information from it do not disclose the Confidential Information except in the circumstances permitted in clause 20.1 ("Confidential Information").

20.3 Use of Confidential Information

     RGNL must not use any Confidential Information of Telstra or PCCW Singapore except for the purpose of performing its obligations under this agreement and the other Transaction Documents.

20.4 Excluded Information

     Clauses 20.1 ("Confidential Information"), 20.2 ("Disclosure of Confidential Information") and 20.3 ("Use of Confidential Information") do not apply to Excluded Information.

20.5 Delivery of materials

     The Receiving Party must, on the request of the Disclosing Party, immediately deliver to the Disclosing Party all documents or other materials containing or referring to that information which are:

     (a)  in the Receiving Party's possession, power or control; or

     (b) in the possession, power or control of persons who have received Confidential Information from the Receiving Party under clause 20.1(a) or (b) ("Confidential Information").

20.6 Privacy obligations

     Each Party agrees to comply with its obligations under any Privacy Law by which it is bound in respect of all Personal Information collected, used or disclosed under this agreement.

20.7 Survival of termination

     This clause 20 ("Confidentiality and privacy") survives termination of this agreement.

--------------------------------------------------------------------------------
21   Announcements

21.1 Public announcements

     Subject to clause 21.2 ("Public announcements required by law"), no Party may, before or after the Effective Date, make or send a public announcement, communication or circular concerning the transactions referred to in this agreement unless it has first obtained the written consent of the other Parties which consent is not to be unreasonably withheld or delayed.

21.2 Public announcements required by law

     Clause 20.1(c) ("Confidential Information") and 21.1 ("Public announcements") do not apply to a public announcement, communication or circular required by law or a regulation of a stock exchange
     ("Announcement"). Each IRU Purchaser must provide the other IRU Purchaser with a draft of such Announcement prior to its release.

--------------------------------------------------------------------------------
22   Legal Costs

     Each Party agrees to pay their own legal and other costs and expenses in connection with the negotiation, preparation, execution and completion of this agreement and other related documentation.

--------------------------------------------------------------------------------
23   Notices

23.1 Form

     Unless expressly stated otherwise in this agreement, all notices, certificates, consents, approvals, waivers and other communications in connection with this agreement must be in writing signed by an Authorised Officer and must be marked for the attention of the person identified in the Details or, if the recipient has notified otherwise, then marked for attention in the last way notified.

23.2 Delivery

     Notices must be:

     (a)  left at the address set out or referred to in the Details;

     (b) sent by prepaid ordinary post (airmail if appropriate) to the address set out or referred to in the Details;

     (c)  sent by fax to the fax number set out or referred to in the Details;
          or

     (d)  given in any other way permitted by law.

     However, if the intended recipient has notified a changed address or fax number, then the communication must be to that address or number.

23.3 When effective

     They take effect from the time they are received unless a later time is specified.

23.4 Receipt - post

     If sent by post, they are taken to have been received three days after posting (or seven days after posting if posted from the sender's country to another country).

23.5 Receipt - fax

     If sent by fax, they are taken to have been received at the time shown in the transmission report as the time that the whole fax was sent.

23.6 Receipt - general

     Despite clauses 23.4 ("Receipt - post") and 23.5 ("Receipt - fax"), if they are received after 5.00pm in the place of receipt or on a non-Business Day, they are taken to be received at 9.00am on the next Business Day.

--------------------------------------------------------------------------------
24 Assignment

24.1 No assignment

     Except as provided for in clauses 12.1 ("Capacity trading - transfers"), and 12.2 ("Capacity trading - leases and licences"), no Party may assign or otherwise deal with its rights under this agreement (including its IRUs) or allow any interest in them to arise or be varied, in each case without the consent of the other Parties, which consent must not be unreasonably withheld or delayed.

--------------------------------------------------------------------------------
25   Miscellaneous

25.1 Discretion in exercising rights

     A Party may exercise a right or remedy or give or refuse its consent in any way it considers appropriate (including by imposing conditions), unless this agreement expressly states otherwise.

25.2 Partial exercising of rights

     If a Party does not exercise a right or remedy fully or at a given time, the Party may still exercise it later.

25.3 No liability for loss

     A Party is not liable for loss caused by the exercise or attempted exercise of, failure to exercise, or delay in exercising a right or remedy under this agreement.

25.4 Approvals and consents

     By giving its approval or consent a Party does not make or give any warranty or representation as to any circumstance relating to the subject matter of the consent or approval.

25.5 Conflict of interest

     The Parties' rights and remedies under this agreement may be exercised even if it involves a conflict of duty or a Party has a personal interest in their exercise.

25.6 Remedies cumulative

     The rights and remedies provided in this agreement are in addition to other rights and remedies given by law independently of this agreement.

25.7 Rights and obligations are unaffected

     Rights given to the Parties under this agreement and the Parties' liabilities under it are not affected by anything which might otherwise affect them by law.

25.8 Third party rights

     A person who is not a party to this agreement has no rights under the Contracts (Rights of Third Parties) Act 1999 (UK) to enforce any term or condition of this agreement.

25.9 Variation and waiver

     A provision of this agreement or a right created under it, may not be waived or varied except in writing, signed by the Party or Parties to be bound.

25.10 No merger

     The warranties, undertakings and indemnities in this agreement do not merge on Completion.

25.11 Indemnities

     Subject to this agreement the indemnities in this agreement are continuing obligations, independent from the other obligations of the Parties under this agreement and continue after this agreement ends. It is not necessary for a Party to incur expense or make payment before enforcing a right of indemnity under this agreement.

25.12 Further steps

     Each Party agrees, at its own expense, to do anything the another Party asks (such as obtaining consents, signing and producing documents and getting documents completed and signed) and each of the IRU Purchasers agree to cooperate with each other as may be necessary or desirable to give full effect to the provisions of this agreement and the transactions contemplated by it.

25.13 Time of the essence

     Time is of the essence of this agreement in respect of any date or period determined under this agreement.

25.14 Entire agreement

     This agreement constitutes the entire agreement of the Parties about its subject matter and supersedes all previous agreements, understandings and negotiations on that subject matter

25.15 Construction

     No rule of construction applies to the disadvantage of a Party because that Party was responsible for the preparation of, or seeks to rely on, this agreement or any part of it.

25.16 Severability

     If the whole of any part of a provision of this agreement is void, unenforceable or illegal in a jurisdiction it is severed for that jurisdiction. The remainder of this agreement has full force and effect and the validity or enforceability of that provision in any other jurisdiction is not affected. This clause has no effect if the severance alters the basic nature of this agreement or is contrary to public policy.

--------------------------------------------------------------------------------
26   Governing law, jurisdiction and service of process

26.1 Governing law

     This agreement is governed by the law in force in the place specified in the Details.

26.2 Jurisdiction

     Each Party submits to the non-exclusive jurisdiction of the courts of the place specified in the Details and courts of appeal from them. Each Party waives any right it has to object to an action being brought in those courts, including, without limitation, by claiming that the action has been brought in an inconvenient forum or that those courts do not have jurisdiction.

26.3 Serving documents

     Without preventing any other method of service, any document in an action may be served on a Party by being delivered to or left at that Party's address in the Details or with its Process Agent.

26.4 Appointment of Process Agent

     The parties irrevocably appoint the relevant Process Agent as their process agent to receive any document in an action in connection with this deed.

     If for any reason a Process Agent ceases to be able to act as process agent, the appointing party must promptly appoint another person in the place as process agent.

     Each party agrees that the service of documents on its Process Agent or any other person appointed under this clause will be sufficient service on it, provided that:

     (a) in the case of service on Telstra, a copy of those documents must also be provided to:

          Company Secretary
          Telstra Corporation Limited
          Level 41
          242 Exhibition Street
          Melbourne  Victoria, 3000
          Australia; and

     (b) in the case of service on PCCW Singapore or the Guarantor, a copy of those documents must also be provided to:

          The Company Secretary
          PCCW Limited
          39th Floor, PCCW Tower
          TaiKoo Place
          979 King's Road, Quarry Bay
          Hong Kong

--------------------------------------------------------------------------------
27   Counterparts

     This agreement may be executed in counterparts. All counterparts when taken together are to be taken to constitute one instrument.

--------------------------------------------------------------------------------
28   Interpretation

28.1 Definitions

     These meanings apply unless the contrary intention appears.

     Agreed Uncommitted Capex for Further Reach Capacity means any capital expenditure specified in the AOP as being Agreed Uncommitted Capex for Further Reach Capacity and which the IRU Purchasers have agreed to fund as Agreed Uncommitted Cable Capex for Further Reach Capacity in accordance with clause 12.4 ("Right to Participate in Funded Capacity Upgrades") or clause 12.5 ("Further Capacity Purchases") but, to avoid doubt, does not include the Committed Capex or any capital expenditure paid, or due to be paid, by RGNL, or its Related Bodies Corporate, prior to 1 March 2005.

     AOP means the Reach Annual Operating Plan approved from time to time in accordance with clause 7.13 of the Shareholders Agreement (including as amended from time in accordance with that clause pursuant to clause 12.4 or
     12.5 of this agreement).

     Authorised Officer means a person appointed by a Party to act as an Authorised Officer for the purposes of this agreement.

     Business Day means a day other than a Saturday, Sunday or public holiday in Hong Kong.

     C&MAs means the Construction and Maintenance Agreements under which RGNL holds indefeasible rights to use some of the Capacity, as set out in schedule 5.

     Capacity means the amount of carriage that can be conducted simultaneously over that part of an international submarine telecommunications cable system described in column 1 of schedule 1, or any other cable system referred to in clause 12.5, which lies in International Waters.

     Capacity Agreements means the CUAs, the C&MAs and the RNAL Agreements.

     Capacity Forecast means, in respect of each IRU Purchaser, the capacity forecast provided to RGNL prior to the date of this agreement showing forecast capacity requirements to 31 December 2005.

     Capacity Upgrade means an increase in the equipped Capacity of a cable system.

     Capex means the Committed Capex and the Agreed Uncommitted Capex for Further Reach Capacity.

     Capex Item means:

     (a) in the case of Committed Capex, a component of that capital expenditure which is specified in schedule 4;

     (b) in the case of Agreed Uncommitted Capex for Further Reach Capacity, a component of that capital expenditure which is specified in the then current AOP as being Capex for Further Reach Capacity.

     Capex Payment means a payment under clause 1.4, 2.4, 3.1 or 3.2.

     Change of Control of PCCW Singapore means PCCW Singapore ceasing to be a Subsidiary of the Guarantor.

     Claim includes any allegation, debt, cause of action, Liability, claim, proceeding, suit or demand of any nature howsoever arising and whether present or future, fixed or unascertained, actual or contingent, whether at law, in equity, under statute or otherwise.

     Commencement Date means 1 March 2005.

     Committed Capex means the capital expenditure that Reach or its Related Bodies Corporate have contractually committed to as at 31 December 2004 and which has been agreed by the IRU Purchasers, as set out in schedule 4, but does not include any capital expenditure amounts paid by Reach or its Related Bodies Corporate, or specified in schedule 4 to be paid by any of them, prior to 1 March 2005.

     Committed Third Party Data Services means data services provided by RGNL or any of its Related Bodies Corporate to third parties utilising part of the Capacity and which Reach or any of its Related Bodies Corporate have a legal obligation to continue to provide for a period.

     Confidential Information means all Information disclosed to the Receiving Party or any Related Body Corporate or Representative of the Receiving Party, under or in connection with this agreement, including:

     (a) information which, either orally or in writing, is designated or indicated as being the proprietary or confidential information of the Disclosing Party or any of its Related Bodies Corporate;

     (b) information derived or produced partly or wholly from the Information including any calculation, conclusion, summary or computer modelling; and

     whether the Information was disclosed:

     (c)  orally, in writing or in electronic or machine readable form;

     (d)  before, on or after the date of this agreement;

     (e) as a result of discussions between any of the Parties concerning or arising out of the granting of rights to the IRU Purchasers in respect of Capacity under this agreement; or

     (f) by the Disclosing Party or any of its Representatives, any of its Related Bodies Corporate, any Representatives of its Related Bodies Corporate or by any third person.

     CUA means the Capacity Use Agreements under which RGNL holds indefeasible rights to use some of the Capacity, as set out in schedule 6.

     Default Notice means a notice issued under clause 5.4.

     Details means the section of this agreement headed "Details".

     Disclosing Party means the Party disclosing Confidential Information.

     Due Month means, in respect of a Capex Item, the month in which either:

     (a) funding for that Capex Item is required by RGNL as determined in accordance with:

          (i)  schedule 4 and the Monthly Committed Capex Schedule; or

          (ii) clause 1.5(c) or 2.5(c); or

     (b) funding for that Capex Item of Agreed Uncommitted Capex for Further Reach Capacity is required by RGNL as determined in accordance with:

          (ii) the then current AOP (or if no such date can be determined, the date RGNL reasonably anticipates that it will require such funding and which is consistent with the then current AOP); or

          (iii) clause 3.4(c).

     Effective Date has the meaning given to it in the Reach Debt and Asset Restructure Deed.

     Excluded Information means Confidential Information which:

          (a) is in or becomes part of the public domain other than through breach of this agreement or an obligation of confidence owed to the Disclosing Party or any Related Body Corporate of the Disclosing Party;

          (b) the Receiving Party can prove by contemporaneous written documentation was already known to it at the time of disclosure by the Disclosing Party or its Related Bodies Corporate or Representatives (unless such knowledge arose from disclosure of information in breach of an obligation of confidentiality); or

          (c) the Receiving Party acquires from a source other than the Disclosing Party or any Related Body Corporate or Representative of the Disclosing Party where such source is entitled to disclose it.

     Free Capacity Upgrade means a Capacity Upgrade provided at no additional cost to RGNL or either of the IRU Purchasers.

     Funded Capacity Upgrade means a Capacity Upgrade described in clause 12.4.

     Further Reach Capacity means any capacity over an international submarine telecommunications cable system acquired by RGNL, in addition to the Capacity held by RGNL as at 1 March 2005, other than by the use, allocation or conversion of MIU Points held by RGNL as at 1 March 2005.

     Further Reach Capacity (International Wet Segment) means any capacity over that part of an international submarine telecommunications cable system which lies in International Waters acquired by RGNL, in addition to the Capacity held by RGNL as at 1 March 2005, other than by the use, allocation or conversion of MIU Points held by RGNL as at 1 March 2005.

     Holding Company of a body corporate ("first body") means a body corporate of which the first body is a Subsidiary.

     Information means all information regardless of its material form relating to or developed, in connection with:

     (a) the business, technology or other affairs of the Disclosing Party or any Related Body Corporate of the Disclosing Party; or

     (b) any systems, technology, ideas, concepts, know-how, techniques, designs, specifications, blueprints, tracings, diagrams, models, functions, capabilities and designs (including computer software, manufacturing processes or other information embodied in drawings or specifications), intellectual property or any other information which is marked "confidential" or is otherwise indicated to be subject to an obligation of confidence owned or used by or licensed to the Disclosing Party or a Related Body Corporate of the Disclosing Party.

     Interest Rate means the Default Rate as defined in the Shareholder Term Loan Facility Agreement.

     International Waters means those parts of the sea which are not Territorial Waters.

     A body corporate is Insolvent if:

     (a) an order is made or an effective resolution has been passed for it to be wound up, or dissolved without winding-up (otherwise than for the purposes of reconstruction or amalgamation);

     (b) a receiver, receiver manager, judicial manager, liquidator, provisional liquidator, official manager, administrator, trustee or like official has been appointed over the whole or any material part of its undertaking or property;

     (c) any distress, execution, sequestration or other similar process has been levied or enforced upon or sued out against the whole or any material part of its property and has remained undischarged for a continuous period of more than 30 days;

     (d) it has made an assignment for the benefit of creditors (including a class of creditors) generally;

     (e) it is subject to any arrangement, assignment, moratorium or composition, protected from creditors under any statute or dissolved (in each case, other than to carry out a reconstruction or amalgamation while solvent on terms approved in writing by the Guarantor and Telstra);

     (f) it is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with its creditors generally to reschedule any or all of its indebtedness; or

     (g) a situation substantially analogous to any of (a) to (f) exists in connection with the body corporate under the law of any jurisdiction.

     Invoice Month means, in respect of a Capex Item:

     (a) in the case where the Due Month for that Capex Item is in April or May 2005, April 2005; and

     (b) in all other cases, the month prior to the Prior Month for that Capex Item.

     IRU means an indefeasible right to use Capacity for the remainder of the economic life of the cable system (being the then current expected period of commercial operation of that cable system) or, where it is a lesser period, the remainder of the then current term of the relevant CUA, C&MA or RNAL Agreement and any extension of that term.

     IRU Purchaser means each of Telstra and PCCW Singapore and a reference to IRU Purchasers is a reference to both of them individually.

     Liability means any liability or obligation (whether actual, contingent or prospective), including for any Loss irrespective of when the acts, events or things giving rise to the liability occurred.

     Loss means all damage, loss, cost and expense (including legal costs and expenses of whatsoever nature or description).

     Material Breach means a material breach of this agreement by RGNL, including a failure by RGNL to provide an IRU in accordance with this agreement or a failure by RGNL to pay money in accordance with this agreement (including a failure to make a distribution in accordance with clause 4.5).

     MIU points means any rights which are held by RGNL under a CUA, C&MA or RNAL Agreement as at the date of this agreement which entitle RGNL (either at the date of this agreement or on the fulfilment of certain conditions) to an indefeasible right to an amount of capacity on a cable system listed in schedule 1 and which have not been used, allocated or converted by RGNL to such capacity as at the date of this agreement, including those MIU points listed in schedule 2, as those MIU points are described in the relevant CUA, C&MA or RNAL Agreement.

     MIU Point Rights means PCCW MIU Point Rights or Telstra MIU Point Rights.

     Monthly Committed Capex Schedule means:

     (a)  Part A of Schedule 4 ("Committed Capex") for 2005; and

     (b)  the schedule provided under clause 4.8 for each subsequent year.

     Newly Available Capacity means Capacity which is being used to provide Committed Third Party Data Services as at the date of this agreement and which subsequently ceases to be used to provide such services.

     Party means a party to this agreement and Parties means all of them.

     Path means either:

     (a) a transmission path between two traffic interconnection points on a cable system between which telecommunications traffic can be carried; or

     (b)  a continuous part of a cable system between:

          (i)  two adjacent cable stations:

          (ii) a cable station and an adjacent branching unit; or

          (iii) two adjacent branching units.

     PCCW MIU Point Rights means the rights granted to PCCW Singapore under clause 10.

     Personal Information means information or an opinion (including information or an opinion forming part of a database), whether true or not, and whether recorded in a material form or not, about an individual whose identity is apparent, or can reasonably be ascertained, from the information or opinion.

     Prior Month means in respect of a Capex Item,:

     (a) in the case where the Due Month for that Capex Item is April 2005, April 2005; and

     (b)  in all other cases, the month prior to the Due Month for that Capex
          Item.

     Privacy Laws means any requirement under any applicable law, industry code, policy or statement relating to the handling of Personal Information.

     Process Agent means, in the case of each Party, the process agent specified for that Party in the Details.

     Reach means Reach Ltd.

     Reach Board means the board of directors of Reach and includes any properly constituted sub-committee of that board of directors.

     Reach CEO means the Chief Executive Officer of Reach at the relevant time.

     Reach Debt and Asset Restructure Deed means the deed by that name dated on or about the date of this agreement between Reach and certain of its Subsidiaries, the Guarantor and certain of its Subsidiaries and Telstra and certain of its Subsidiaries.

     Reach Network Services Agreement means the agreement of that name between Telstra, PCCW Singapore, the Guarantor, PCCW-HKT Telephone Limited, Reach Global Services Limited, Reach Networks Hong Kong Limited and Hong Kong CSL Limited dated on or about the date of this agreement.

     Reach Insolvency Event means Reach or any of its Related Bodies Corporate being Insolvent.

     Receiving Party means the recipient of Confidential Information.

     Regulatory Event means:

     (a)  a change in any applicable law;

     (b)  a decision or determination of a government agency or court of law; or

     (c) a refusal by a government agency to grant a necessary licence, permit, consent or approval, or a suspension or revocation of a necessary licence, permit, consent or approval, affecting the Parties rights or obligations under this agreement.

     Related Body Corporate means a body corporate which is:

     (a)  a Holding Company of another body corporate; or

     (b)  a Subsidiary of another body corporate; or

     (c)  a Subsidiary of a Holding Company of another body corporate,

     but a Related Body Corporate of RGNL does not include Telstra, the Guarantor nor their Subsidiaries unless RGNL is a Subsidiary of Telstra or the Guarantor (as applicable).

     Representative of a Party includes an employee, agent, officer, director, auditor, adviser, partner, associate, consultant, joint venturer or sub-contractor of that Party or of a Related Body Corporate of that Party.

     RGNL Corporate Warranties means the warranties and representations made by RGNL in clause 15.6.

     RGNL Group means RGNL and each of its Related Bodies Corporate.

     RNAL Agreements means the agreements relating to the RNAL Network described in schedule 7.

     Security Documents has the meaning given to it in the Shareholder Term Loan Facility Agreement.

     Shareholder Term Loan Facility Agreement means the agreement of that name between Reach Finance Limited, Reach Ltd., Reach Networks Hong Kong Limited, Reach Networks Australia Pty Limited, RGNL, Reach Global Services Limited, Reach International Holdings Limited, Reach Global Holdings Limited, Reach Networks KK, Telstra and the Guarantor dated on 12 January 2001, as amended.

     Shareholders Agreement means the Amended and Restated Shareholders Agreement between Telstra, Telstra Holdings Pty Limited, Telstra Holdings

     (Bermuda) Pty Limited, the Guarantor, Pacific Century Cable Holdings Limited and Reach Ltd, dated on or about the date of this agreement.

     Subsidiary of a body corporate ("first body") means a body corporate ("other body"):

     (a)  in which the first body:

          (i)  controls the composition of the other body's board; or

          (ii) is in a position to cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a general meeting of the other body; or

          (iii) holds more than one-half of the issued share capital of the other body (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital); or

     (b)  which is a Subsidiary of Subsidiary of the first body.

     Taxes means all duties (including, but not limited to, stamp duty), taxes (including, but not limited to, withholding tax), levies, charges, imposts, or like charges.

     Telstra MIU Point Rights means the rights granted to Telstra under clause
     10.

     Territorial Waters means those parts of the sea adjacent to the coast of a country and which are deemed by international law to be within the territorial sovereignty of that country.

     Transaction means the transactions contemplated by the Transaction
     Documents.

     Transaction Documents has the meaning given to it in the Shareholder Term Loan Facility Agreement.

     Warranties means the RGNL Corporate Warranties and the warranties, undertakings and representations set out in schedule 8 ("Warranties") and Warranty has a corresponding meaning.

28.2 References to certain general terms

     Unless the contrary intention appears, a reference in this agreement to:

     (a) (clauses, annexures and schedules) a clause, annexure or schedule is a reference to a clause in or annexure or schedule to this agreement;

     (b) (variations or replacements) a document (including this agreement) includes any variation or replacement of it;

     (c) (singular includes plural) the singular includes the plural and vice versa;

     (d) (person) the word "person" includes an individual, a firm, a body corporate, a partnership, joint venture, an unincorporated body or association or any government agency;

     (e) (executors, administrators, successors) a particular person includes a reference to the person's executors, administrators, successors, substitutes (including persons taking by novation) and assigns;

     (f) (two or more persons) an agreement, representation or warranty in favour of two or more persons is for the benefit of them jointly and each of them individually;

     (g) (dollars)US dollars, dollars, USD, $ or US$ is a reference to the lawful currency of the United States of America;

     (h) (calculation of time) if a period of time dates from a given day or the day of an act or event, it is to be calculated exclusive of that day;

     (i) (reference to a day) a day is to be interpreted as the period of time commencing at midnight and ending 24 hours later;

     (j) (reference to a group of persons) a group of persons or things is a reference to any two or more of them jointly and to each of them individually;

     (k) (meaning not limited) the words "include", "including", "for example" or "such as" are not used as, nor are they to be interpreted as, words of limitation, and, when introducing an example, do not limit the meaning of the words to which the example relates to that example or examples of a similar kind;

     (l) (next day) if an act under this agreement to be done by a Party on or by a given day is done after 5.30pm on that day, it is taken to be done on the next day;

     (m) (next Business Day) if an event must occur on a stipulated day which is not a Business Day then the stipulated day will be taken to be the next Business Day;

     (n)  (time of day) time is a reference to Hong Kong time.

28.3 Headings

     Headings (including those in brackets at the beginning of paragraphs) are for convenience only and do not affect the interpretation of this agreement.

EXECUTED as an agreement

Capacity Allocation Agreement

DATED: 16 April 2005



SIGNED by                           )
                                    )
as attorney for REACH               )
GLOBAL NETWORKS LIMITED             )
under power of attorney             )
dated                               )
                                    )
in the presence of:                 )
                                    )
                                    )
...................................  )
Signature of witness                )   ........................................
                                    )   By executing this agreement the attorney
...................................  )   states that the attorney has received no
Name of witness (block letters)     )   notice of revocation of the power of
                                        attorney



SIGNED by                           )
                                    )
as authorised representative        )
for TELSTRA CORPORATION LIMITED     )
in the presence of:                 )
                                    )
                                    )
...................................  )
Signature of witness                )
                                    )
                                    )   ........................................
...................................  )   By executing this agreement the
Name of witness (block letters)     )   signatory warrants that the signatory is
                                    )   duly authorised to execute this
                                        agreement on behalf of TELSTRA
                                        CORPORATION LIMITED

SIGNED by                           )
                                    )
as authorised representative        )
for PCCW COMMUNICATIONS             )
(SINGAPORE) PTE LTD in the          )
presence of:                        )
                                    )
                                    )
...................................  )
Signature of witness                )   ........................................
                                    )   By executing this agreement the
                                    )   signatory warrants that the signatory is
...................................  )   duly authorised to execute this
Name of witness (block letters)     )   agreement on behalf of PCCW
                                    )   COMMUNICATIONS (SINGAPORE) PTE LTD



SIGNED by                           )
                                    )
as authorised representative        )
for PCCW LIMITED in the             )
presence of:                        )
                                    )
                                    )
...................................  )
Signature of witness                )
                                    )
                                    )   ........................................
...................................  )   By executing this agreement the
Name of witness (block letters)     )   signatory warrants that the signatory
                                    )   is duly authorised to execute this
                                        agreement on behalf of PCCW
                                        LIMITED